EXHIBIT 99.1

BERKSHIRE HILLS REPORTS $140 MILLION SHARE REPURCHASE PROGRAM

BOSTON, January 19, 2022 - Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that its Board of Directors has approved a share repurchase program pursuant to which the Company is authorized to repurchase shares of Company common stock at a total cost of up to $140 million through December 31, 2022. This would result in the repurchase of approximately 9% of outstanding shares based on the current share price.
Berkshire’s Board Chair, David Brunelle, stated “This program, which follows our 5% share repurchase in 2021, authorizes a significant return of excess capital to shareholders while also maintaining a strong capital base to support Berkshire’s strategic transformation and operating plan to improve market share and investment in its communities.”
Berkshire CEO Nitin Mhatre added, “This is another step in Berkshire’s Exciting Strategic Transformation (BEST) plan which targets improved profitability and shareholder returns, as part of our plan for increasing value for all stakeholders while making Berkshire the top-performing leading socially responsible Community Bank in New England and beyond.”
The authorization does not constitute a commitment to repurchase shares. The Company may conduct the repurchases through open market purchases, block trades, unsolicited negotiated transactions, pursuant to a trading plan that may be adopted in accordance with Securities and Exchange Commission (“SEC”) Rule 10b5-1, or in any other manner that complies with the provisions of the Securities Exchange Act of 1934, as amended.

ABOUT BERKSHIRE HILLS BANCORP
Berkshire Hills Bancorp is the parent of Berkshire Bank, which is transforming what it means to bank its neighbors socially, humanly, and digitally to empower the financial potential of people, families, and businesses in its communities as it pursues its vision of being the leading socially responsible omni-channel community bank in the markets it serves. Berkshire Bank provides business and consumer banking, mortgage, wealth management, and investment services. Headquartered in Boston, Berkshire has approximately $11.6 billion in assets and operates 106 branch offices in New England and New York, and is a member of the Bloomberg Gender-Equality Index. To learn more, call 800-773-5601 or follow us on Facebook, Twitter, Instagram, and LinkedIn.

FORWARD-LOOKING STATEMENTS
This document contains “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended. You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. There are many factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov. You should not place undue reliance on forward-looking statements, which reflect our expectations only as of the date of this document. Berkshire does not undertake any obligation to update forward-looking statements.
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CONTACTS
Investor Relations Contacts
Kevin Conn, SVP, Investor Relations & Corporate Development
Email: KAConn@berkshirebank.com
Tel: (617) 641-9206
David Gonci, Capital Markets Director
Email: dgonci@berkshirebank.com
Tel: (413) 281-1973